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                                                                   EXHIBIT 10.37

                                    AGREEMENT

         This agreement (the "Agreement") is by and between CNNfn.com, a division of Cable News Network LP, LLLP ("CNNfn.com") and YellowBrix, Inc, a Delaware corporation formerly known as Newsreal, Inc., and BizWatch, Inc. ("YellowBrix").

         Each of CNNfn.com and YellowBrix was a party to an earlier agreement dated as of April 1, 1998, and amended April 21, 1999, by and between CNNfn.com and Bizwatch, Inc. (now known as YellowBrix), with a term ending as of March 31, 2000 (the "Prior Agreement"). This Agreement supercedes and replaces all previous agreements between the parties relating to the subject matter herein.

         The parties hereto agree, among other things, to co-brand an area on CNNfn.com and contribute various elements thereto as more specifically described below on the following terms and conditions:

         1.       Term.

         The term of this Agreement is for two years, beginning as of April 1, 2000 and ending as of March 31, 2002.

         2.       Industry Watch Product.

         (a) During the term of this Agreement, YellowBrix hereby agrees to develop and make available to CNNfn.com the co-branded Industry Watch Product as more specifically described on Exhibit A hereto (the "Industry Watch Product"). The Industry Watch Product will be hosted and served by YellowBrix. The Industry Watch Product will display both parties' trademarks, servicemarks, tradenames, logos and/or designations as specified by CNNfn.com in its reasonable discretion. CNNfn.com acknowledges and agrees that, subject only to CNNfn.com's ownership of all rights, title and interest in and to works or other materials provided by CNNfn.com to YellowBrix in furtherance of the production and continued development of the Industry Watch Product (including, without limitation, trademarks, servicemarks, tradenames, logos and CNNfn.com Content, as defined herein), as between CNNfn.com and YellowBrix, the Industry Watch Product is the property of and owned by YellowBrix. The parties further acknowledge that the Industry Watch Product is comprised of additional content acquired by YellowBrix from third parties and no claim or representation of ownership is made by YellowBrix to such third-party content.

         (b) It is agreed that the Industry Watch Product shall, at a minimum, contain substantially the same industry categories, functionality, capabilities and content as available on the previously available CNNfn.com co-branded Industry Watch Product provided pursuant to the Prior Agreement and any YellowBrix website or on any YellowBrix licensee website with a similar contractual agreement at all times during the Term. CNNfn.com acknowledges that portions of the YellowBrix content may be subject to third-party rights restrictions that limit YellowBrix's ability to provide the same to



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CNNfn.com in the Industry Watch Product; nonetheless, YellowBrix agrees to use commercially reasonable efforts to secure sufficient rights to any third-party content to allow it to provide the same to CNNfn.com hereunder. YellowBrix further represents and warrants that it shall use commercially reasonable efforts to ensure that the technology provided by it at all times during the term of this Agreement is "state of the art" such that it meets or exceeds comparable functionality available in the industry, provided, however, that the inability or failure of YellowBrix to achieve this goal will not be deemed a breach of this Agreement. Notwithstanding the foregoing, YellowBrix will exclude or limit particular third-party content (including but not limited to BBC and Bridge News content) from the database for the Industry Watch Product at CNNfn.com's written request as CNNfn.com shall, as between CNNfn.com and YellowBrix, retain exclusive editorial control over all content available and accessible through the CNNfn.com web site. The Industry Watch Product shall be made available to CNNfn.com on an exclusive basis for use and access by users of the CNNfn.com web site.

         (c) It is agreed that YellowBrix will redesign and update the CNNfn.com Industry Watch pages per CNNfn.com specifications within 30 days of receiving such specifications from CNNfn.com after the signing of this agreement and that the parties hereto will use their best efforts to ensure that the redesigned and updated version of the Industry Watch Product is live on CNNfn.com within 20 days after receipt of such specifications. Additional material redesigns and updates made at CNNfn.com's request beyond one initial material redesign and update shall be charged at YellowBrix's then standard rates.

         (d) The CNNfn.com website shall link to the Industry Watch Product throughout the term. Presentation of such links (including but not limited to the placement, size, font, color, wording, and any use of graphics or text) and quantity of all links to the Industry Watch Product shall remain at CNNfn.com's sole discretion throughout the term and may change at any time for any reason. CNNfn.com guarantees no specific placements, impressions levels or clickthroughs for any or all such links to the Industry Watch Product. However, at no time during the term shall there be less than one link from the CNNfn.com website to the Industry Watch Product.

         (e) YellowBrix shall be solely responsible for securing all rights from and making any necessary payments to any YellowBrix third party for use and distribution of its content by CNNfn.com as contemplated hereunder and YellowBrix shall indemnify CNNfn.com against any failure to do so as set forth elsewhere in this Agreement.

         (f) YellowBrix will provide technical resources and support necessary to ensure and maintain a streamlined linkage between the YellowBrix server and the CNNfn.com web site as contemplated by this Agreement. If, at any time, an electronic link established on the CNNfn.com web site to provide access to the Industry Watch Product shall have been nonfunctional for a period of at least two (2) hours on a continuous basis or intermittently over a six-hour period, then, until the functionality is restored by YellowBrix, CNNfn.com may, at its option, insert a blocking page with a



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message indicating that access to the Industry Watch Product has been temporarily suspended due to technical difficulty. Should such failure continue for a period of eight (8) hours, CNNfn.com may, at its option, remove the graphical component of such connection until the functionality has been restored. In either event, the connection shall be restored as soon as possible following correction of the technical problems. Such remedy shall be in addition to any other available remedies.

         (g) YellowBrix will use its best efforts to ensure that the Industry Watch Product is available and fully functioning and updating on a twenty-four hour per day, seven day per week, three-hundred sixty-five day per year basis during the term of this Agreement. Without limiting the foregoing, YellowBrix must meet the Performance Standards (as defined herein) for the Industry Watch Product for at least ___*___ percent of every thirty day period. CNNfn.com will have the absolute right to remove or disable all YellowBrix logos, links, graphics, and promotional banners during all periods in which YellowBrix fails to achieve the Performance Standards for the Industry Watch Product. Repeated failure to meet the Performance Standards for the Industry Watch Product, or a single failure to meet the Performance Standards at least ___*___ percent in any thirty day period shall give CNNfn.com a right to terminate this Agreement upon thirty days written notice. Performance Standards to meet are as follows: the Tool shall be up,available, and fully functioning and updating for access by users who access the Industry Watch Product from the CNNfn.com web site. Not included in the above Performance Standards are (x) scheduled outages for maintenance provided that the following terms are met (i) YellowBrix provides at least twenty-four (24) hours prior written notice to CNNfn.com detailing the reason for the outage and estimated length of outage;
(ii) YellowBrix receives written confirmation from CNNfn.com that notification of outage was received; (iii) such outages are not scheduled to occur during the business day defined as 8 am to 8 pm Eastern Time Monday through Friday; (y) outages that are caused by third parties other than third parties who have a contract with YellowBrix, including without limitation, Internet service providers and Web hosting companies; and (z) the result of a Force Majeure event.

(h) YellowBrix reserves the right to add to, modify or change (collectively, "Change") the mix of content providers in the Industry Watch Product from time to time, provided, however, that these Changes do not materially alter the look and feel or utility of the Industry Watch Product. YellowBrix further provides that these Changes will not eliminate the categories represented within the Industry Watch Product or materially diminish the scope and volume of coverage within each category without CNNfn.com's prior written consent, which CNNfn.com may provide or withhold at its sole discretion.

         3.       YellowBrix License Grant.

         (a) Subject to the terms and conditions of this Agreement, YellowBrix hereby grants to CNNfn.com and CNNfn.com accepts a non-transferable, non-exclusive license to engage in YellowBrix Authorized Use. Notwithstanding the foregoing, in the event CNNfn.com or its parent company is sold or merged, the rights and obligations of CNNfn.com pursuant to this Agreement shall transfer to such new CNNfn.com division



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within such new combined entity. YellowBrix Authorized Use is the right todisplay, use and store the Industry Watch Product on the CNNfn.com website and to link to the Industry Watch product as hosted and served by YellowBrix and to engage in those uses described in Section 7(d) and (e) hereof. Without limiting the generality of the foregoing, YellowBrix Authorized Use includes the right to publicly or privately transmit, display and provide access to the Industry Watch Product from the CNNfn.com web site by any means known during the Term. Authorized Use does not include the right to alter, publish, transfer, deep link to, edit, frame, redistribute or create derivative works with, to or involving the Industry Watch Product.

         (b) Subject to Section 5 below, the parties understand and agree that the exercise of YellowBrix Authorized Use necessarily requires the limited right to store, reproduce, use and display the trademarks, servicemarks, tradenames, logos and other designation properties of YellowBrix incorporated in the Industry Watch Product and such right is within YellowBrix Authorized Use.

         (c) Other than promotional activities set forth in Section 7 of this Agreement, the parties further understand and agree that CNNfn.com is not granted any rights to redistribute the Industry Watch Product separate from the CNNfn.com web site.

         (d) Associated Press text, photo, graphic, audio and/or video material provided as part of the Service ("AP Material") shall not be published, broadcast, rewritten for broadcast or publication or redistributed directly or indirectly in any medium, unless CNNfn.com has the rights to do so independent of this Agreement. Neither the AP Material nor any portion thereof may be stored in a computer except as part of the Industry Watch Product or for personal and non-commercial use, unless CNNfn.com has rights to do so independent of this Agreement. This Agreement shall not create any liability by AP to CNNfn.com or to any person whatsoever, for any delays, inaccuracies, errors or omissions therefrom or in the transmission or delivery of all or any part thereof or for any damages arising from any of the foregoing or occasioned thereby. Corporate, governmental and institutional customers may use portions of the AP Material for internal printed communications and memoranda. YellowBrix shall consistently designate all AP Material and discrete parts thereof (including but not limited to headlines) as such via the technical means by which such material is provided to CNNfn.com.

         4.       CNNfn.com License Grant.

         (a) Subject to the terms and conditions of this Agreement, CNNfn.com hereby grants to YellowBrix and YellowBrix accepts a non-exclusive worldwide license to engage in CNNfn.com Authorized Use during the Term. CNNfn.com Authorized Use is the right to download, reproduce, store and use in the Industry Watch Product stories selected and provided by CNNfn.com which are not contained in the standard Industry Watch Product (the "CNNfn.com Content"). CNNfn.com Authorized Use includes the right to reproduce, distribute, transmit, and provide network access to the CNNfn.com



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Content solely as incorporated in the Industry Watch Product in the manner expressly contemplated hereunder.

         (b) Subject to Section 5 below, the parties understand and agree that CNNfn.com Authorized Use necessarily requires the limited right to store, reproduce, use and display the trademarks, servicemarks, tradenames, logos and other approved designation properties of CNNfn.com incorporated in the Industry Watch Product and such right is within CNNfn.com Authorized Use.

         (c) For any CNNfn.com Content delivered by YellowBrix as part of the Industry Watch Product hereunder, YellowBrix shall display prominent attribution to CNNfn.com and any reasonable copyright notice designated and provided by CNNfn.com with the CNNfn.com Content. YellowBrix is not authorized to display any CNNfn.com Content on any Other Version of the "Industrywatch" product and may only display CNNfn.com Content on the Industry Watch Product.

         (d) Subject to YellowBrix's continued ownership of the Industry Watch Product (specifically excluding any content, trademarks, servicemarks, or other elements from the CNNfn.com web site), as between CNNfn.com and YellowBrix, the CNNfn.com trademarks, servicemarks, logos and design elements for the Industry Watch Product, the CNNfn.com web site and all elements thereof (specifically including any CNNfn.com Content included in the database of the Industry Watch Product) are and shall remain the sole and exclusive property of CNNfn.com and no rights thereto are granted or implied by this Agreement.

         5.       Logo License.

         Each party hereby grants to the other a non-exclusive license to use the tradenames, trademarks, servicemarks, logos and other approved designations (collectively, "Marks") of the other party only in connection with the provision of the Industry Watch Product and in accordance with the terms of this Agreement, on the condition that each party's use of the Marks is in accordance with the other party's policies in effect from time to time, including but not limited to trademark usage and cooperative advertising policies, and is first approved by the other party. Each party acknowledges the other party's ownership of its Marks and agrees that it will do nothing inconsistent with such ownership and that all uses of the other party's Marks hereunder shall inure to the benefit of and be on behalf of the owner. Each party agrees that nothing in this Agreement shall give it any right, title or interest in the other party's Marks other than the limited license to use the Marks solely in accordance with this Agreement and as approved in advance by the owner. Each party agrees that it will not attack the title of the other party to its Marks.

         6.       Advertising and Fees.


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         (a)      Right to Sell Advertising.  CNNfn shall have the sole right and responsibility for the sale of all advertising and/or sponsorships on the Industry Watch Product and collection of all such revenues.

         (b) Fees Payable by YellowBrix. YellowBrix shall pay to CNNfn.com a license fee for branding and promotion equivalent to __*__.

         (c) Fees Payable by CNNfn.com. CNNfn.com shall pay to YellowBrix __*___of all Net Advertising Revenues per year. CNNfn.com will remit the net difference between the ad share owed YellowBrix and the License Fee owed CNNfn.com by Yellowbrix on a monthly basis within forty-five (45) days of the close of each month.

         (d) Net Advertising Revenue. "Net Advertising Revenues" shall be defined as gross advertising and sponsorship revenues derived from the sale of advertising and sponsorships on the Industry Watch Product, including the value of any barter advertising or sponsorship as presented on the Report (as defined in section 6f below), less third-party agency commissions not to exceed __*__without prior approval of YellowBrix.

         (e) Usage Data. YellowBrix agrees to implement or retain software acceptable to both parties on the Industry Watch Product to count page views and collect other relevant usage data and to generate monthly usage reports and provide the same to CNNfn.com within ten (10) days of the close of each month. Such reports shall be deemed proprietary and Confidential Information (as defined herein) to CNNfn.com and may not be used by YellowBrix or disclosed to any third party without the prior written consent of CNNfn.com. In no event shall any personal data be collected by YellowBrix without CNNfn.com's prior written consent and then only to the extent compliant with CNNfn.com's privacy policies. YellowBrix may place "cookies" on individual users accessing the Industry Watch Product only with the prior written consent of CNNfn.com and only if and to the extent not duplicative with CNNfn.com's cookie practice and solely with the understanding that the resulting data shall be used solely for informational purposes relevant to the delivery of content on the Industry Watch Product and not for any other purpose such as solicitation, e-mail, etc. CNNfn.com and YellowBrix shall share any and all cookie data relevant to the Industry Watch Product. It is anticipated that advertising for the Industry Watch Product will be hosted by CNNfn.com from its server for presentation on the Industry Watch Product by any technical means deemed appropriate by CNNfn.com (e.g. framing or other technical capabilities).

         (f) Reports and Audit Rights. All monthly payments made by CNNfn.com to YellowBrix shall contain a report with information such as ad commissions paid/payable, advertising and sponsorship revenue and barter amounts booked and payable,, methods of calculation and any other information applicable to the Net Advertising Revenues collected pursuant to this Agreement ("Report"). YellowBrix shall have the right, no more frequently than one time per year during the Term, at its sole cost and expense, to examine and audit, during normal business hours at CNN offices and upon fifteen (15) days prior written notice, the relevant records of CNNfn.com relating to the calculation of the Net Advertising Revenues. In the event that such an inspection indicates that the




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amount of Net Ad Revenues reported to YellowBrix by CNNfn.com is inaccurate,
CNNfn.com shall have fifteen (15) days from receipt of notice from YellowBrix of such inaccuracy to (i) remit to, or request from, YellowBrix, any amounts due as a result of the inaccurate reporting, or (ii) perform an inspection, solely at CNNfn.com's own expense, that concludes whether or not the findings of YellowBrix's inspection were correct and communicate to YellowBrix the discrepancies between the YellowBrix inspection and the CNNfn.com inspection. The parties agree to use reasonable efforts to settle such discrepancy within fifteen (15) days of conclusion of the CNNfn.com inspection (the "Settlement Period"). In the event parties are unable to settle such discrepancy within the Settlement Period, the parties agree to submit the discrepancy to final audit (the "Final Audit") by a "Big 5" accounting firm that has never performed and is not at the time of such discrepancy performing professional services for YellowBrix or CNNfn.com, and in the event such a "Big 5" accounting firm is not available under these terms, the parties may mutually agree upon a "Big 5" accounting firm. YellowBrix and CNNfn.com shall equally share the costs arising from or related to the Final Audit. If YellowBrix uncovers a deficiency in payments by CNNfn.com, (i) CNNfn.com shall promptly reimburse YellowBrix the amount of such underpayment plus interest at the rate of one (1) percent per month from the original due date; (ii) CNNfn.com shall reimburse YellowBrix for its audit expense; and (iii) such audit shall not count toward the limitation on the number of audits described in this Section 6(e).

         7.       Promotional Efforts.

         (a) CNNfn.com will promote the Industry Watch Product on its web site by delivering __*__ prominent run-of-site banner impressions in the first twelve (12) months of this Agreement and __*__ prominent run-of-site banner impressions in the second twelve (12) months of this Agreement. Such banners will link to the CNNfn.com Industry Watch main page.

         (b) Within 30 days of the date on which this Agreement is executed by the last party hereto, CNNfn.com will create a new promotional banner for the Industry Watch Product with "powered by YellowBrix" branding linked back to the CNNfn.com Industry Watch site, with such banner subject to the reasonable approval of YellowBrix.

         (c) CNNfn.com will, within ninety (90) days following YellowBrix's provision to CNNfn.com of the feed described in this paragraph, create an e-mail product ("CNNfn Industry Brief") with Industry Watch headline links linking back to the CNNfn.com Industry Watch section. This e-mail product will be distributed on CNNfn.com with CNNfn.com collecting and owning all e-mail addresses and related user data. CNNfn.com will sell all advertising and share ad revenues on the e-mail product per the ad share terms in Section 6 of this Agreement. Frequency of the e-mail product will be determined in CNNfn.com's sole discretion. YellowBrix will supply an API document with headline links and other standard technical support as needed to create and maintain this e-mail product.




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         (d) CNNfn.com retains the option to redistribute Industry Watch headline links on the CNN Mobile product, the CNNfn.com AvantGo service and/or similar services (collectively, the "Mobile Services"). YellowBrix will supply a feed of Industry Watch headline links and other standard technical support as needed to create and maintain CNNfn.com redistribution of this content on these services. Any and all revenue generated in connection with the Mobile Services shall not be considered part of the Net Advertising Revenue.

         (e) CNNfn.com retains the option to redistribute Industry Watch headline links to pre-approved third parties (the "Third Party Services"). YellowBrix will supply a feed of Industry Watch headline links and other standard technical support as needed to create and maintain CNNfn.com redistribution of these links to third parties. Any and all revenue generated in connection with the Third Party Services,, shall not be considered part of the Net Advertising Revenue.

         (f) Yellowbrix retains the option to redistribute CNNfn.com Industry Watch headline links to InfoUSA with all links linking back to the CNNfn.com Industry Watch page.

         8.       Traffic Credit

         CNNfn.com shall retain credit for all page and related counts attributed by Media Metrix or similar entities for the CNNfn.com Industry Watch Product pages served by YellowBrix, and YellowBrix hereby agrees to reasonably assist CNNfn.com in being credited with such page and related counts.

         9.       YellowBrix Contextual Commerce Solution.

         Should any or all web sites owned or operated by or at the direction of CNN choose to enter into an arrangement with YellowBrix to utilize any YellowBrix e-commerce products, YellowBrix will waive any and all set up fees related thereto for commerce product solutions and installations that do not result in more than __*__ of work per site.

         10.      Taxes.

         (a) Except as otherwise expressly provided in this Agreement, each party agrees to pay the full amount of any and all taxes, levies or charges (including without limitation, any penalties or interest thereon) howsoever denominated, imposed or levied against it or the other party by any law, rule or regulation now in effect or hereafter enacted including without limitation, sales, use, property and excise or other similar taxes, licenses, import permits or fees, and customs duties relating to or imposed upon the Industry Watch Product to the extent related to such party's contribution to the same if levied in such a manner. If levied against the Industry Watch Product as a whole, it is the intent of the parties to share any such tax liability. Notwithstanding the foregoing, each



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party shall be responsible for any income taxes or similar charges imposed on amounts received by such party under this Agreement.

         11.      Publicity.

         Any and all publicity, press releases or other public announcements related to this Agreement, the relationship established hereby or other matters the subject of this Agreement shall be subject to the prior written approval of both parties as to content and timing. Without limiting the generality of the foregoing, neither party shall have the right to use the other party's trademarks, servicemarks, tradenames or logos in any such materials without the prior written approval of the owner as to the specific use. Notwithstanding the foregoing, each party shall have the right to disclose and describe this Agreement as required by applicable securities laws.

         12.      Representations and Warranties.

         (a) By CNNfn.com. CNNfn.com represents and warrants that (i) it has full power to enter into this Agreement and to carry out its obligations hereunder; and (ii) the CNNfn.com Marks licensed hereunder and YellowBrix's use of the same in accordance with this Agreement will not infringe upon, misappropriate or violate the rights of any third party.

         (b) By YellowBrix. YellowBrix represents and warrants that (i) YellowBrix owns and controls the copyright and other intellectual property rights to or has licensing rights sufficient to grant CNNfn.com the rights hereunder to the Industry Watch Product (excluding CNNfn.com Content and branding elements, but including without limitation all technology, databases and content supplied by YellowBrix hereunder) and the YellowBrix Marks and that any use of the same by CNNfn.com and its licensees, distributors and end users will not infringe upon, misappropriate or violate any rights of any third party;
(ii) YellowBrix has and will maintain throughout the Term sufficient rights to the "Industrywatch" product, the Industry Watch Product, and the YellowBrix Marks to grant to CNNfn.com the rights set forth in this Agreement, and CNNfn.com's exercise of any rights hereunder will not constitute an infringement or misappropriation of any rights of any third party; (iii) YellowBrix has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to grant the rights herein granted to CNNfn.com; (iv) YellowBrix shall not make any representations to any third party or take any actions inconsistent with the terms of this Agreement; and (v) the services provided hereunder shall be performed in a good and workmanlike manner that is consistent, at a minimum, with generally accepted industry standards.

         13.      Indemnification.

         (a) By CNNfn.com. CNNfn.com agrees to indemnify, defend and hold YellowBrix, its affiliates, officers, directors, consultants and agents harmless from and against all losses, damages, liabilities, costs, charges and expenses, including reasonable attorneys' fees relating to (i) a claim that the reproduction, display or transmission of any



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CNNfn.com Content as provided by CNNfn.com and in the manner authorized hereunder infringes the rights of any third parties; (ii) a claim that the use of the CNNfn.com Marks as supplied by CNNfn.com and used in accordance with the terms of this Agreement and/or CNNfn.com's instructions applicable thereto infringes, misappropriates or violates the intellectual property rights of any third party; or (iii) any breach or alleged breach on the part of CNNfn.com of the representations and warranties provided by it in this Agreement.

         (b) By YellowBrix. YellowBrix agrees to indemnify, defend and hold CNNfn.com, its affiliates, officers, directors, consultants and agents harmless from and against all losses, damages, liabilities, costs, charges and expenses, including reasonable attorneys' fees relating to (i) a claim that the use of the Industry Watch Product (specifically including, without limitation, all databases and content other than that provided by CNNfn.com made available through the search technology) or the YellowBrix Marks as supplied by YellowBrix and used in accordance with the terms of this Agreement infringes or misappropriates the intellectual property rights, or otherwise violates the rights of, any third party, and (ii) any breach or alleged breach on the part of YellowBrix of the representations and warranties provided by it in this Agreement.

         (c) Indemnification Procedures. The indemnifying party shall have no obligation under this Section as to any action, proceeding, or claim, unless
(a) the indemnified party promptly notifies the indemnifying party of its receipt of any claim, suit or other demand naming it as a defendant or asserting any liability for which it would be indemnified under this Agreement; (b) the indemnifying party shall, at its option, have sole control of its defense and settlement; and (c) such indemnified party shall upon request of the indemnifying party, cooperate in all reasonable respects, at the indemnifying party's cost and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. No settlement of a claim, investigation, suit or other proceeding that involves a remedy other than the payment of money without waiver of or prejudice to any rights by the indemnifying party shall be entered into without the consent of the indemnified party, which consent will not be unreasonably withheld.

         (d) Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS OR REVENUE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SERVICE OR ANY INTELLECTUAL PROPERTY UTILIZED HEREUNDER. IN NO EVENT SHALL YELLOWBRIX BE LIABLE TO CNNFN.COM FOR ANY CONTENT PROVIDED BY THE ASSOCIATED PRESS TO WHICH CNNFN.COM HAS THE RIGHT, BY VIRTUE OF AN AGREEMENT BETWEEN CNNFN.COM AND THE ASSOCIATED PRESS, TO PUBLISH AS PERMITTED UNDER THIS AGREEMENT. THE PARTIES AGREE THAT THE LIMITATIONS OF THIS SECTION ARE A BARGAINED FOR EXCHANGE IN




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CONSIDERATION OF THE FEES FOR THE SERVICE AND OTHER TERMS RELATING TO THE
SERVICE.

         14.      Termination.

         (a) CNNfn.com may, upon at least sixty (60) days prior notice, terminate this Agreement _____*_______.

         (b) If the Industry Watch Product fails to meet the technical or content standards outlined in this Agreement, in any material adverse way, and YellowBrix fails to correct such deficiency within a commercially reasonable period of time, but in no event later than ninety (90) days after written notice of the same, CNNfn.com's sole remedy for such failures shall be termination of this Agreement. Furthermore, in the event either party is in material breach or material default under this Agreement, the non-breaching party may terminate this Agreement upon thirty (30) days' written notice if the breaching party fails to cure the breach within such time period. Upon any termination, YellowBrix shall have no obligation to provide the Industry Watch Product to CNNfn.com and YellowBrix shall discontinue any and all use of the CNNfn.com Content and CNNfn.com logos, stories and/or other elements in the Industry Watch Product and remove such Product from its server.

         15.      Confidentiality.

         Each party acknowledges that it may have access to certain trade secrets and other non-public confidential information of the other party during and in connection with its performance hereunder ("Confidential Information"), and hereby agrees not to disclose any Confidential Information to any third party and not to use any such Confidential Information for any purpose other than in connection with its performance pursuant to this Agreement. All such Confidential Information and trade secrets are and shall remain the exclusive property of the disclosing party and no license shall be granted or implied with respect to such Confidential Information or trade secrets by reason of the other party's access to the same in connection with its performance hereunder. The foregoing agreement by the parties hereto of non-use and nondisclosure shall survive any termination or expiration of this Agreement and shall continue in full force and effect for a period of three (3) years from the date of this Agreement. Notwithstanding the foregoing, this confidentiality provision shall not apply to disclosures required by applicable securities laws.

         16.      Disclaimer.

         EXCEPT AS OTHERWISE SPECIFIED HEREIN, (i) NEITHER PARTY MAKES ANY, AND EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY HAS NOT MADE ANY, AND HEREBY SPECIFICALLY DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; AND (ii) IN NO EVENT SHALL

EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY NATURE, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         17.      Costs.

         Except as expressly provided herein, each party will bear its respective costs incurred in the performance of this Agreement and shall not be entitled to any reimbursement therefor from the other party.

         18.      Notices.

         All notices to the parties shall be given in writing and sent to the addresses below.

         If to CNNfn.com:

         440 9th Avenue
         12th Floor
         New York, New York 10001
         Attention: Laura Fortner
         Phone: 212-714-5629
         Fax: 212-714-7908

         With a copy to:

         Cable News Network LP, LLLP
         One CNN Center
         Box 105573
         Atlanta, GA  30348-5573
         Attention: General Counsel

         If to YellowBrix:

         66 Canal Center Plaza
         Suite 700
         Alexandria, Virginia 22314
         Attention:  General Counsel
         Phone:    703-548-3300
         Fax:     703-548-9151

         All notices shall be deemed received when delivered personally, by express courier service (i.e., Federal Express, DHL, etc.) or by faxing to the addresses set forth above, assuming the sender retains some confirmation of delivery. All notices mailed through the U.S. mail, postage pre-paid, first class, to the addresses set forth above shall be deemed received the third business day after deposit in the U.S. mail.

         19.      Assignment.

         Neither party shall have the right to sell, assign, transfer or hypothecate (all hereinafter referred to as "assign" or "assignment") this Agreement, or delegate any of the parties' obligations hereunder, voluntarily or by operation of law (excluding a merger or sale of substantially all of its assets), without the prior written consent of the other party (which either party may give or withhold in its sole discretion). Any such purported assignment or deletion without such prior written consent shall be null and void and have no force or effect. Notwithstanding the foregoing, in the event CNNfn.com or its parent company is sold or merged, the rights and obligations of CNNfn.com pursuant to this Agreement shall transfer to such new CNNfn.com division within such new combined entity.

         20.      Relationship.

         YellowBrix's relationship to CNNfn.com shall be that of an independent contractor. Nothing herein shall create any association, partnership, joint venture or agency relationship between YellowBrix and CNNfn.com. Without limiting the generality of the foregoing, it is expressly understood and agreed that each party shall have no authority whatsoever to make any representations or commitments to or enter into any agreements with any third party on behalf of the other party.

         21.      Miscellaneous Provisions.

         (a) Severability. In the event any provision of this Agreement shall be found to be contrary to any law or regulation of any federal, state or municipal administrative agency or body, the other provisions of this Agreement shall not be affected thereby but shall notwithstanding continue in full force and effect.

         (b) Non-Waiver. No waiver by either party hereto of any breach or default by the other party shall be construed to be a waiver of any other breach or default by such other party. Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which either party is entitled under this Agreement or otherwise, nor shall an election to terminate be deemed an election of remedies or a waiver of any claim for damages or otherwise.

         (c) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior understandings, whether oral or written, have been merged herein and are superceded hereby. This Agreement may not be altered or modified except in writing signed by both parties hereto. Without limiting the foregoing, it is specifically agreed that no terms contained on any payment documentation (regardless of origin) such as invoices, purchase orders, etc. shall in any way effect the terms of this Agreement.

         (d) Governing Law. Regardless of the place of execution or performance, this Agreement shall be governed, construed and enforced in accordance with the laws of the State of Georgia applicable to agreements entered into and to be wholly performed therein, and YellowBrix hereby consents and agrees to the exclusive jurisdiction of the courts of the State of Georgia and United States courts located in the State of Georgia in connection with any suit, action or proceeding brought by YellowBrix arising out of or related in any manner to this Agreement. YellowBrix agrees that the service of process by mail shall be effective service of same and that such service shall have the same effect as personal service within the State of Georgia and result in jurisdiction over YellowBrix in the appropriate forum in the State of Georgia

         (e) Third Party Beneficiaries. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any third party whether referred to herein or not.

         (f) Headings. Paragraph headings as used in this Agreement are for convenience only and are not a part hereof, and shall not be used in any manner to interpret or otherwise modify any provision of this Agreement.

         (g) Survival. All representations, warranties, indemnities and payment obligations shall survive the execution, delivery, suspension, expiration and/or termination of this Agreement or any provision hereof.

         (h) Force Majeure. Neither party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement if such delay or failure arises by any reason beyond its reasonable control, including any act of God, any acts of war, elements, fires, or any act or failure to act by the other party or such other party's employees, agents or contractors.


CNNFN.COM, A DIVISION OF                   YELLOWBRIX, INC.
CABLE NEWS NETWORK LP, LLLP


By:                                        By:
    ----------------------------------         ----=----------------------------

Print Name:                                Print Name:
            --------------------------                 -------------------------

Its:                                       Its:
     ---------------------------------          --------------------------------

Date:                                      Date:
      --------------------------------           -------------------------------

                                    EXHIBIT A

IndustryWatch:

A co-branded service that consolidates news and information from thousands of published sources. Customers can utilize up to 150 topic categories which are either customer created (for an additional fee) or selected from our existing topic categories. YellowBrix hosts the content. This service includes IntelliClix executive summaries, stock information, horoscope, weather, business intelligence channels, MultiLinks, keyword search and Internet search.